Exhibit 4.10

ACKNOWLEDGMENT AND AGREEMENT

Joinder and Waiver to Registration Rights Agreement

Relating to Hemisphere Media Group, Inc. Common Stock and Warrants

WHEREAS, the undersigned (the “Transferees”) collectively own 2,972,582 shares of Class A common stock of Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), acquired from Cinema Aeropuerto, S.A. de C.V., and wish to join that certain Registration Rights Agreement, dated as of January 22, 2013, by and among the Company and certain Investors named therein (as amended from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined are given the meaning assigned to such terms in the Agreement;

WHEREAS, the Company and the Investors who collectively hold a majority of the aggregate number of Registrable Securities owned by all the Holders wish to permit the joinder of the Transferees to the Agreement on the terms set forth below; and

WHEREAS, except as provided below, the Transferees shall be fully bound by the terms and conditions of the Agreement as though an original party thereto.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

(1)(i)  the Transferees have been given a copy of the Agreement and ample opportunity to read it, and are thoroughly familiar with its terms, (ii) the Common Stock held by the Transferees shall be deemed to be Registrable Securities and be subject to the terms and conditions set forth in the Agreement and herein and (iii) subject to clause (2) below, each Transferee shall become a party to the Agreement, shall become a “CA Investor” as defined therein and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement, as amended hereby, as though an original party thereto;

(2)  Notwithstanding any provision in the Agreement, the Transferees hereby agree to pay a pro rata portion Registration Expenses incurred in connection with the any offering of their Registrable Securities other than those described in Section 7(d)(vi) of the Agreement based on the total amount of Registrable Securities offered by the Transferees in any such offering and the total amount of Registrable Securities offered by the Company and all Holders in any such offering;

(3)  The following definitions shall be added to Section 1 of the Agreement:

“HM Investors” means Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P.

“HM Holders” means the HM Investors and their permitted Holders.

(4)  The following sentence shall be added to the end of Section 3(f) of the Agreement:

“Notwithstanding the preceding sentence, (x) if the HM Holders have requested a greater amount of Registrable Securities to be sold in such offering than the IM Investors, the Sponsor Investors or any other Investor and (y) if the Approved Underwriters advise the Company that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the success of such offering, then the Company shall include in such registration only the aggregate amount of Registrable Securities that the Approved Underwriters believe may be sold without any such material adverse effect and shall reduce the amount of Registrable Securities to be included in such registration, first, as to the equity securities offered by the Company for its own account; second, as to the Registrable Securities of Holders (other than the HM Holders) who are not Initiating Holders, as a group, if any, pro rata within such group based on the number of Registrable Securities owned by each such party; third, as to the Registrable Securities of the Initiating Holders (other than the HM Holders), as a group, pro rata within such group based on the number of Registrable Securities owned by each such party; and fourth, as to the Registrable Securities of the HM Holders, as a group, pro rata within such group based on the number of Registrable Securities owned by each such party; provided, however, that any party whose right to participate in such offering is reduced by greater than thirty percent (30%) may withdraw all of its Registrable Securities from such registration.”

(5)  The following sentence shall be added to the end of Section 4(a) of the Agreement:

“Notwithstanding the preceding sentence, (x) if the offering is the first offering in which the HM Holders propose to sell shares or if the HM Holders have requested a greater amount of Registrable Securities to be sold in such offering than the IM Investors, the Sponsor Investors or any other Investor and (y) if the Company Underwriter advises the Company that the registration of all or part of the Registrable Securities which the Holders have requested to be included would materially adversely affect the success of such offering, then the Company shall include in such Incidental Registration only the aggregate amount of Registrable Securities that the Company Underwriter believes may be sold without any such material adverse effect and shall include in such registration, first, the Registrable Securities to be offered for the account of the HM Holders pursuant to this Section 4, as a group, pro rata based on the number of Registrable Securities owned by each such HM Holder; second, all of the securities to be offered for the account of the Company; third, the Registrable Securities to be offered for the account of the Holders (other than the HM Holders) pursuant to this Section 4, as a group, pro rata based on the number of Registrable Securities owned by each such Holder; and fourth, any other securities requested to be included in such offering by other security holders of the Company (other than the HM Holders), pro rata based on the number of relevant securities owned by the security holders in such group.”

(6)  Section 8(b) of the Agreement shall be revised to read:

“Indemnification by Holders. In connection with any offering in which a Holder is participating pursuant to Section 3, 4 or 5, such Holder shall indemnify and hold harmless the Company, each other Holder, their respective directors, officers, other Affiliates and each Person who controls the Company, and such other Holders (within the meaning of Section 15 of the Securities Act) from and against any and all Liabilities arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Holder Free Writing Prospectus or in any amendment or supplement thereto, and (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Holder Free Writing Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, to the extent such Liabilities arise out of or are based upon written information furnished by such Holder or on such Holder’s behalf expressly for inclusion in the Disclosure Package, the Registration Statement, the Prospectus or any amendment or supplement thereto relating to the Registrable Securities (including the information provided pursuant to Section 7(b)(i)); provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Holder and the total amount to be indemnified by such Holder pursuant to this Section 8(b) shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions, and, in the case of the HM Holders only, all other Registration Expenses paid by the HM Holders under the terms of the Acknowledgement and Agreement dated as of April 2, 2015 in connection with the offering of their Registrable Securities) received by such Holder in the offering to which the Registration Statement, Prospectus, Disclosure Package or Holder Free Writing Prospectus relates.”

(7)  The second sentence of Section 8(d) of the Agreement shall be revised to read:

“The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8(a), 8(b) and 8(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions, and, in the case of the HM Holders only, all other Registration Expenses paid by the HM Holders under the terms of the Acknowledgment and Agreement dated as of April 2, 2015 in connection with the offering of their Registrable Securities) received by such Holder in the offering.”

(8)  The following notice information for the HM Investors is provided pursuant to Section 9(f)(iii) of the Agreement:

Hicks, Muse, Tate & Furst Equity Fund III, L.P.
 c/o Kainos Capital, LLC
2100 McKinney Avenue, Suite 1600
Dallas, Texas 75201
Attention: David Knickel
Fax: (214) 720-7888
Email: dknickel@kainoscapital.com

HM3 Coinvestors, L.P.
c/o Kainos Capital, LLC
2100 McKinney Avenue, Suite 1600
Dallas, Texas 75201
Attention: David Knickel
Fax: (214) 720-7888
Email: dknickel@kainoscapital.com

with a copy to:

Vinson & Elkins LLP
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Robert Kimball
Fax: 214-999-7860

(9) Notwithstanding any provision in the Agreement, (i) the Company and Investors consent to the joinder of the Transferees to the Agreement on the terms set forth above and (ii) the parties hereto agree that the offering contemplated under the Registration on Form S-3 filed by the Company with the commission on April 2, 2015 or shortly thereafter shall be an Incidental Registration.

(10)  THIS ACKNOWLEDGMENT AND AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

* * * * *

Signed this 2nd day of April, 2015,
TRANSFEREES:

HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.

	By:	HM3/GP Partners, L.P., its general partner

	By:	Hicks, Muse GP Partners III, L.P., its general partner

	By:	Hicks Muse Fund III Incorporated, its general partner

	By:	/s/ David W. Knickel
	Name:	David W. Knickel
	Title:	Vice President and Chief Financial Officer

HM3 COINVESTORS, L.P.

	By:	Hicks Muse GP Partners III, L.P., its general partner

	By:	Hicks Muse Fund III Incorporated, its general partner

	By:	/s/ David W. Knickel
	Name:	David W. Knickel
	Title:	Vice President and Chief Financial Officer

COMPANY:

HEMISPHERE MEDIA GROUP, INC.

	By:	/s/ Alex Tolston
	Name:	Alex Tolston
	Title:	General Counsel and Corporate Secretary

INVESTORS:

INTERMEDIA PARTNERS VII, L.P.

By:	/s/ Peter Kern
Name:	Peter Kern
Title:	Managing Partner

INTERMEDIA CINE LATINO, LLC

By:	/s/ Peter Kern
Name:	Peter Kern
Title:	Authorized Signatory